UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 10, 2014

TCF FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10253 (Commission File Number)	41-1591444 (IRS Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391-1693

(Address of principal executive offices, including Zip Code)

(952) 745-2760

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, TCF Financial Corporation (the “Company”) and William A. Cooper, Chairman and Chief Executive Officer, amended  and  restated Mr. Cooper’s  employment  agreement  to  extend  the term  for  two  additional  years  to  December  31,  2017.   Mr. Cooper will serve as Chairman and CEO through December 31, 2015, or until such time as the Board of Directors of the Company appoints a successor, and will continue to be employed and serve as Chairman through December 31, 2017.  After the later of December 31, 2015, or such date that Mr. Cooper ceases to serve as CEO, his annual salary will be $500,000 and he will not be eligible for an annual cash incentive.  The amended and restated employment agreement also (i) expanded the post-employment, non-competition covenant to prohibit Mr. Cooper from competing in the financial services industry for three years after termination of his employment for any reason, except for his continued involvement with C Financial Corporation (including Cooper State Bank), or a successor entity if the successor has less than $500 million of total assets; and (ii) provided for reduced severance payments to Mr. Cooper in the event of a change of control after the later of December 31, 2015, or such date that Mr. Cooper ceases to serve as CEO.  The foregoing description of the agreement is qualified in its entirety by reference to the full text of the amended and restated agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In connection with the amendment to Mr. Cooper’s employment agreement, the Compensation, Nominating, and Corporate Governance Committee of the Board (the “Committee”) awarded 500,000 shares of performance-based restricted stock (the “Performance Shares”) under the terms of the TCF Financial Incentive Stock Program to Mr. Cooper.  Pursuant to their terms, the Performance Shares will vest, subject to Mr. Cooper’s continued employment as set forth below (the “Service Requirement”) if TCF’s pre-tax, pre-provision return on average assets for any calendar year from  2014 through 2017 is in the first or second quartile (the “Performance Requirement”) of the Peer Group (as defined below).  If the Performance Requirement has been satisfied prior to such time, 250,000 shares will vest on January 1, 2017 and 250,000 shares will vest on January 1, 2018, subject to Mr. Cooper’s continued employment on December 31, 2016 and 2017, respectively.  If Mr. Cooper is employed as of the dates above, and the Performance Requirement is subsequently attained, the Performance Shares will vest upon certification that the Performance Requirement has been met, provided that any of the Performance Shares not vested prior to January 1, 2018 (except for those that vest following such date based on certification of results for 2017 financial performance) will be forfeited on January 1, 2018.  For any calendar year, the Peer Group consists of publicly traded banks and thrifts that have between $10 billion and $50 billion of assets as of September 30 of the preceding year that report at least one quarter of earnings for such calendar year by January 31 of the following year.

If the Company terminates Mr. Cooper’s employment without Cause or Mr. Cooper terminates for Good Reason (as defined in the restricted stock agreement), the Service Requirement will be waived and all 500,000 shares will vest if and when the Performance Requirement is achieved, subject to the forfeiture provisions described above.  A pro-rata portion of the award will vest if Mr. Cooper dies or becomes disabled.  In the event of a change in control, the Performance Requirement will be waived because it would be impossible to measure achievement of it for the Company as a part of a larger enterprise.  If, following a change in control, Mr. Cooper’s employment is terminated without Cause by the Company or its successor or for Good Reason by Mr. Cooper, all unvested shares will immediately vest.  The foregoing description of the Performance Shares is qualified in its entirety by reference to the form of the Performance-Based Restricted Stock Agreement attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between William A. Cooper and TCF Financial Corporation, effective as of March 10, 2014
10.2	Performance-Based Restricted Stock Award Agreement between TCF Financial Corporation and William A. Cooper dated March 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCF FINANCIAL CORPORATION

/s/ William A. Cooper
William A. Cooper,
Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/ Michael S. Jones
Michael S. Jones,
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Susan D. Bode
Susan D. Bode,
Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Dated:    March 12, 2014